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EXHIBIT 10.15

MANAGEMENT AGREEMENT

        THIS MANAGEMENT AGREEMENT (this "Agreement") is made as of August 24, 2001, between Transaction Network Services, Inc., a Delaware corporation ("Employer"), and Alan Schwartz, an individual residing at 3 Harbor Road, Sands Point, New York 11050 ("Executive").

        Employer and Executive desire to enter into an agreement setting forth the terms pursuant to which Employer will employ and compensate Executive.

        NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, hereby agree as follows:

        1.    Employment.    Employer agrees to employ Executive, and Executive accepts such employment for the period beginning as of the date hereof and ending upon his separation pursuant to Section 1(c) hereof (the "Employment Period").

          (a)    Position and Duties.

              (i)  During the Employment Period, Executive shall serve as the Senior Vice President, General Manager (FSD) of Employer and shall have the normal duties, responsibilities and authority of the Senior Vice President, General Manager (FSD), subject to the power of Employer's Chief Executive Officer (the "CEO") or Employer's Chief Operating Officer (the "COO") to reasonably expand or limit such duties, responsibilities and authority.

             (ii)  Executive shall report to the COO, and Executive shall devote his best efforts and his full business time and attention to the business and affairs of Employer and its subsidiaries.

          (b)    Salary, Bonus and Benefits.    During the Employment Period, Employer will pay Executive a base salary (the "Annual Base Salary") of $220,000 per annum, subject to any increase as determined by the CEO or the COO based upon achievements of budgetary and other objectives set by the CEO or the COO. Following the date of this Agreement, Executive shall receive a quarterly bonus of $40,000 for each of the fiscal quarters ending September 30, 2001 and December 31, 2001, and thereafter, for any fiscal year, Executive shall be eligible for a bonus (in an amount to be determined by Executive and Employer) based upon the achievement by Employer and its subsidiaries of budgetary and other objectives set by the CEO or the COO and/or upon the achievement by Executive of certain sales quotas and other objectives mutually agreed between the Executive and Employer; provided that in any partial year in which Executive is eligible for a bonus, such bonus shall be paid on a pro rata basis based upon that portion of the year that Executive worked for Employer. In addition, during the Employment Period, Executive will be entitled to the benefits set forth on the Summary of Executive Benefits attached to this Agreement and such other benefits approved by Employer's board of directors and made available to the senior management of Employer or its subsidiaries. During the Employment Period, Executive shall also be entitled to a monthly stipend for office-related expenses equal to $1000.

          (c)    Separation.    The Employment Period will continue until Executive's resignation, disability (as determined by the CEO or the COO in his good faith judgment) or death or until the CEO or the COO decides to terminate Executive's employment with or without Cause (as defined in Section 3(f) below) (each, a "Separation"). If, following the date of this agreement, Executive's employment is terminated by Employer without Cause or by Executive for Good Reason (as defined in Section 3(g) below), during the Noncompete Period (as defined in Section 3(a)below), Employer will continue to pay to Executive an amount equal to his Annual Base Salary in effect as of the end of the Employment Period and as increased as set forth below in this Section 1(c), payable in equal installments on Employer's regular salary payment dates. For purposes of this Section 1(c) only, Annual Base Salary shall be deemed to include the aggregate amount of any bonuses paid to the Executive pursuant to Section 1(b) hereof or otherwise during the four calendar quarters immediately preceding the termination date. The amounts payable pursuant to this Section 1(c) shall not be reduced by the amount of any compensation Executive receives with respect to any other employment during the period in which he is receiving severance.

        2.    Confidential Information.

          (a)    Obligation to Maintain Confidentiality.    Executive acknowledges that the information, observations and data obtained by him during the course of his performance under this Agreement concerning the business and affairs of Employer and its affiliates are the property of Employer or such affiliates, including information concerning acquisition opportunities in or reasonably related to Employer's business or industry of which Executive becomes aware during the Employment Period. Therefore, Executive agrees that he will not disclose to any unauthorized person or use for his own account any of such information, observations or data without the prior written consent of the CEO or the COO, unless, and then only to the extent that, the aforementioned matters become generally known to and available for use by the public other than as a result of Executive's acts or omissions to act. Executive agrees to deliver to Employer at Separation, or at any other time Employer may request in writing, any and all property belonging to Employer and its affiliates in his possession or under his control including, but not limited to, any memoranda, notes, plans, records, reports, documents, discs and other data storage media (and any copies thereof).

          (b)    Ownership of Property.    Executive expressly understands and agrees that any and all right, title or interest he has or obtains in any documentation, trade secrets, technical specifications, data, know-how, inventions, concepts, ideas, techniques, innovations, discoveries, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports, memoranda, marketing plans, and all similar or related information (whether or not patentable) conceived, devised, developed, contributed to, made, reduced to practice or otherwise had or obtained by Executive (either solely or jointly with others) during the Employment Period that relate to Employer's or any of its affiliates' actual or anticipated business, research and development, or existing or future products or services, or that arise out of Executive's employment with Employer or any of its affiliates (including any of the foregoing that constitutes any proprietary information or records) ("Work Product") belong to Employer or the respective affiliate, and Executive hereby assigns, and agrees to assign, all of the above Work Product to Employer or to such affiliate. Any copyrightable work prepared in whole or in part by Executive in the course of his work for any of the foregoing entities shall be deemed a "work made for hire" under the copyright laws, and Employer or such affiliate shall own all rights therein. To the extent that any such copyrightable work is not a "work made for hire," Executive hereby assigns, and agrees to assign, to Employer or the respective affiliate all of his right, title and interest in and to such copyrightable work. Executive shall promptly disclose such Work Product and copyrightable work to the CEO and perform all actions reasonably requested by the CEO or the COO (whether during or after the Employment Period) to establish and confirm Employer's or the respective affiliate's ownership therein (including executing and delivering any assignments, consents, powers of attorney and other instruments).

          (c)    Third Party Information.    Executive understands that Employer and its affiliates will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on Employer's and such affiliates' part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Period and thereafter, and without in any way limiting the provisions of Section 2(a) above, Executive will hold

  Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of Employer or its affiliates who need to know such information in connection with their work for Employer or such affiliates) or use, except in connection with his work for Employer or such affiliates, Third Party Information without the prior written consent of the CEO or the COO.

          (d)    Use of Information of Prior Employers.    During the Employment Period, Executive will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other person to whom Executive has an obligation of confidentiality, and will not bring onto the premises of Employer or any of its affiliates any unpublished documents or any property belonging to any former employer or any other person to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or person. Executive will use in the performance of his duties only information which is (i)(x) common knowledge in the industry or (y) is otherwise legally in the public domain, (ii) is otherwise provided or developed by Employer or its affiliates or (iii) in the case of materials, property or information belonging to any former employer or other person to whom Executive has an obligation of confidentiality, approved for such use in writing by such former employer or person.

        3.    Noncompetition and Nonsolicitation.    Executive acknowledges that in the course of his employment with Employer he will become familiar with Employer's and its affiliates' trade secrets and with other confidential information concerning Employer and its affiliates and that his services will be of special, unique and extraordinary value to Employer and its affiliates. Therefore, Executive agrees that:

          (a)    Noncompetition.    During the Employment Period and (i) in the case of termination by Employer without Cause or resignation by Executive for Good Reason, for a period of one year thereafter or (ii) in the case of termination or resignation for any other reason, for a period of six months thereafter (as applicable, the "Noncompete Period"), Executive shall not, directly or indirectly, either alone or in association with others, own, manage, operate, sell, control or participate in the ownership, management, operation, sales or control of, be involved with the development efforts of, serve as a technical advisor to, license intellectual property to, provide services to or in any manner engage in any business that competes with any business in which Employer or any of its affiliates is engaged as of the date of Executive's termination or resignation; provided, however, that Executive may own as a passive investor up to 2.5% of any class of an issuer's publicly traded securities.

          (b)    Nonsolicitation.    During the Noncompete Period, Executive shall not, directly or indirectly, alone or in association with others, (i) induce or attempt to induce any employee of Employer or any of its affiliates to leave the employ of Employer or such affiliate, or in any way interfere with the relationship between Employer and any of its affiliates and any employee thereof, (ii) hire any person who was an employee of Employer or any of its affiliates within one year prior to the time such employee was hired by Executive, (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of Employer or any of its affiliates to cease doing business with Employer or such affiliate or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and Employer or any of its affiliates or (iv) acquire or attempt to acquire an interest in any business which relates to any business of Employer or any of its affiliates and with which Employer and any of its affiliates has entered into substantive negotiations or has requested and received confidential information relating to the acquisition of such business by Employer or any of its affiliates in the two-year period immediately preceding Separation.

          (c)    Business Scope and Geographical Limitation.    Executive acknowledges (i) that the business of Employer and its affiliates is, and is expected to remain, international in scope and without geographical limitation, (ii) notwithstanding the state of incorporation or principal office of

  Employer or any of its affiliates, or any of their respective executives or employees (including Executive), it is expected that Employer will have business activities and have valuable business relationships within its industry throughout the world, and (iii) as part of his responsibilities, Executive will travel around the world in furtherance of Employer's business and its relationships. Accordingly, the restrictions set forth in this Section 3 shall be effective in all cities, counties and states of the United States and all countries in which the Employer or any of its affiliates has an office or is engaged in business as of the date of Executive's termination or resignation.

          (d)    Enforcement.    If, at the time of enforcement of Section 2 or this Section 3, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law.

          (e)    Additional Acknowledgments.    Executive acknowledges that the provisions of this Section 3 are in consideration of employment with Employer and the additional good and valuable consideration as set forth in this Agreement. Executive acknowledges that he has carefully read this Agreement and has given careful consideration to the restraints imposed upon Executive by this Agreement, and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of Employer now existing or to be developed in the future. Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement was discussed in good faith between the parties hereto and is reasonable with respect to subject matter, time period and geographical area. During the Employment Period and the Noncompete Period, Executive agrees to provide Employer (upon Employer's reasonable request) with such information as may be necessary to demonstrate Executive's compliance with the terms and provisions of this Agreement.

          (f)    Cause.    For the purposes of this Agreement, "Cause" means (i) the commission of a felony or a crime involving moral turpitude or the commission of any other act or omission involving dishonesty or fraud with respect to Employer or any of its affiliates or any of their customers or suppliers, (ii) substantial failure on the part of Executive in his performance of the duties of the office held by him as reasonably directed by the CEO or the COO (other than any such failure resulting from Executive's incapacity due to physical or mental illness), after notice to Executive and a reasonable opportunity to cure, (iii) gross negligence or willful misconduct by Executive with respect to Employer or any of its affiliates (including, without limitation, disparagement that adversely affects the reputation of Employer or any of its affiliates) or (iv) any material breach by Executive of Sections 1(a)(ii), 2 or 3 of this Agreement.

          (g)    Good Reason.    For the purposes of this Agreement, "Good Reason" means (i) Employer relocates its general and administrative offices or Executive's place of employment to an area other than the Washington, D.C. Standard Metropolitan Statistical Area; (ii) Executive is assigned any duties substantially inconsistent with his responsibilities as described by Section 1(a) hereof or a substantial adverse alteration is made to the nature or status of such responsibilities; (iii) Employer reduces the Annual Base Salary as in effect on the date hereof or as the same may be increased from time to time; or (iv) any material reduction of benefits provided to Executive pursuant to Section 1(b) hereof, other than in connection with a reduction in benefits generally applicable to senior executives of Employer; provided, that the occurrences described above shall not constitute Good Reason if Employer cures the respective occurrence within thirty days of Employer's receipt of written notice thereof.

        4.    Termination of Prior Agreement.    Simultaneous with the execution hereof, Executive and Employer shall execute the Termination Agreement and Release (attached as Exhibit A hereto) which terminates the Change in Control Agreement, dated as of January 3, 2001, entered into among Executive, Employer (under the name of PSINet Transactions Solutions, Inc.) and PSINet, Inc.

        5.    Notices.    Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated:

  If to Employer, to:

    Transaction Network Services, Inc.
    1939 Roland Clark Place
    Reston, VA 20191
    Attention: Chief Executive Officer

  If to Executive, to:

    Alan Schwartz
    3 Harbor Road
    Sands Point, New York 11050

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or sent or, if mailed, five days after deposit in the U.S. mail.

        6.    General Provisions.

          (a)    Severability.    Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

          (b)    Complete Agreement.    This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

          (c)    Counterparts.    This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

          (d)    Successors and Assigns.    Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive and Employer and their respective successors and assigns; provided, that the obligations of Executive under this Agreement shall not be assignable without the prior written consent of Employer.

          (e)    Choice of Law.    All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the internal laws of the Commonwealth of Virginia, without giving effect to any choice of law or conflict of law provision or rule (whether of the Commonwealth of Virginia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Virginia.

          (f)    Equitable Remedies.    Executive hereby acknowledges that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of Employer and its affiliates and are reasonable for such purpose. Because Executive's services are unique and because Executive has access to confidential information, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement by Executive. Therefore, in the event a breach or threatened breach of this Agreement by Executive, Employer, its affiliates or their successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

          (g)    Amendment and Waiver.    The provisions of this Agreement may be amended and waived only with the prior written consent of Employer and Executive.

          (h)    Business Days.    If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the state in which Employer's chief executive office is located, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.

          (i)    Aiding and Abetting.    The parties to this agreement hereby agree that no party hereto may accomplish indirectly, whether through aiding and abetting of some other person, participation in some other entity, or any other conduct, that which the party is prohibited from doing directly under this Agreement, and that any such attempt shall be considered a breach of this Agreement as if such party had taken such action itself.

          (j)    Indemnification and Reimbursement of Payments on Behalf of Executive.    Employer shall be entitled to deduct or withhold from any amounts owing from Employer to Executive any federal, state, local or foreign withholding taxes, excise taxes, or employment taxes ("Taxes") imposed with respect to Executive's compensation or other payments from Employer, including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity. In the event Employer does not make such deductions or withholdings, Executive shall indemnify Employer for any amounts paid with respect to any such Taxes, together with any interest, penalties and related expenses thereto.

          (k)    Termination.    This Agreement (except for the provisions of Sections 1(a) and (b)) shall survive a Separation and shall remain in full force and effect after such Separation.

          (l)    Limitations of Agreement.    This Agreement does not constitute a contract of employment for a definite period of time. Either party may terminate the employment relationship with or without Cause at any time for any lawful reason.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

TRANSACTION NETWORK SERVICES, INC.
By:	/s/ BRIAN BATES
Name:	Brian Bates
Its:	President and Chief Operating Officer

/s/ ALAN SCHWARTZ Alan Schwartz, an individual

SUMMARY OF EXECUTIVE BENEFITS

        This Summary of Executive Benefits ("Summary") describes certain benefits that Transaction Network Services, Inc., a Delaware corporation ("Employer"), will provide to Executive. Employer may provide other benefits to Executive not described in this Summary but which are described in the Employer's Employee Handbook.

        1.    Health Benefits:    Executive (including her or his family) is eligible for medical, vision and dental insurance provided through Employer's agreement with the current health plan provider as described in the Employee Handbook, with premiums being paid by Employer. In addition, Employer will reimburse Executive up to $300 for health insurance deductibles, plus cover out-of-pocket medical expenses (i.e., medical expenses not covered by the health plan provider) up to $5,000, for a total of $5,300 per year.

        2.    Life Insurance:    Employer will provide Executive with life insurance benefits equal to an amount two times her or his annual base salary, rounded to the next higher $1,000, to a maximum amount of life benefits of $400,000. Premiums for this coverage are paid by Employer.

        3.    Leave Benefits:    Executive receives a total of One Hundred and Ninety-Two (192) hours of paid leave, which is earned at a rate of eight (8) hours per pay period. This time can be used for vacation or sick leave. Only Eighty (80) hours of accrued leave may be carried over to the next year. If Executive leaves Employer, provided that he or she has been employed for at least six months, Executive will be paid for two-thirds of Executive's accrued leave balance. The remaining third is assumed to be sick leave and is not paid to the terminating Executive. Executive also is eligible for Bereavement, Military, and Maternity/Paternity leave as provided in the Employee Handbook.

        4.    Car Allowance:    Employer will provide Executive $600 per month as a car allowance. This car allowance will be paid to Executive through the payroll system and will be reported as income on the year-end W-2 form. A request for any tax deduction related to business use of Executive's vehicle will be the sole responsibility of Executive.

        5.    Cellular Phone:    Executive is eligible to receive one cellular telephone issued through Employer's corporate account for use on the Employer's business. The phone will remain the property of Employer and must be returned upon termination of Executive's employment with Employer.

        6.    Travel Benefits:    Executive will be entitled to reimbursement for the purchase of airline coupons used to upgrade from economy/coach class to first class on domestic air travel, and Executive is authorized to fly business class during international travel. Executive is entitled to reimbursement for the cost of maintaining membership for access to hospitality lounges of no more than two airlines.

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  EXHIBIT 10.15
MANAGEMENT AGREEMENT
SUMMARY OF EXECUTIVE BENEFITS